CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees and Shareholders of the Green Century Funds:

We consent to the use of our reports dated September 20, 2013, with respect to the financial statements of Green Century Balanced Fund and Green Century Equity Fund (collectively the “Funds”), as of July 31, 2013, incorporated herein by reference and to the references to our firm under the headings “FINANCIAL HIGHLIGHTS” in the prospectus and “INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” in the prospectus and statement of additional information.

/s/ KPMG LLP

Boston, Massachusetts

November 27, 2013